DATE: August 8, 2017

XENIA HOTELS & RESORTS REPORTS SECOND QUARTER 2017 RESULTS

Orlando, FL – August 8, 2017 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended June 30, 2017.
Second Quarter 2017 Highlights

▪	Net Income: Net income attributable to common stockholders was $69.4 million, which includes a $49.2 million gain on the sale of investment properties. Net income per diluted share was $0.65.

▪
Same-Property RevPAR: Same-Property RevPAR decreased 1.4% compared to the second quarter of 2016 to $166.18, as occupancy decreased 120 basis points and ADR increased 0.1%. Excluding the Company's Houston-area hotels, Same-Property RevPAR increased 0.3%, as occupancy declined 4 basis points and ADR increased 0.4%.

▪
Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 34.2%, a decrease of 32 basis points compared to the second quarter of 2016. Excluding the Company's Houston-area hotels, Same-Property Hotel EBITDA Margin increased 29 basis points.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was 0.8% higher than in the second quarter of 2016.

▪	Adjusted EBITDA: Adjusted EBITDA declined $8.4 million to $79.6 million, a decrease of 9.6% primarily due to net asset dispositions since the second quarter of 2016.

▪	Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $0.59, a decrease of 9.2% compared to the second quarter of 2016.

▪	Transaction Activity: The Company acquired one hotel for $205.5 million and sold six hotels for total consideration of $193 million.

▪	Financing Activity: The Company obtained a new $115 million mortgage loan collateralized by the Marriott San Francisco Airport Waterfront and paid off three mortgage loans totaling $128 million.

▪	Dividends: The Company declared its second quarter dividend of $0.275 per share to common stockholders of record on June 30, 2017.

Year to Date Highlights

▪	Net Income: Net income attributable to common stockholders was $77.5 million and net income per diluted share was $0.72.

▪
Same-Property RevPAR: Same-Property RevPAR increased 0.7% to $159.52 compared to the six months ended June 30, 2016, as occupancy remained essentially flat and ADR increased 0.6%. Excluding the Company's Houston-area hotels, Same-Property RevPAR increased 1.6%, as occupancy increased 72 basis points and ADR increased 0.7%.

▪
Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 32.2%, an increase of 33 basis points compared to the six months ended June 30, 2016. Excluding the Company's Houston-area hotels, Same-Property Hotel EBITDA Margin was 32.2% during the six months ended June 30, 2017, an increase of 45 basis points.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR increased 3.4% year over year, reflecting portfolio improvements and portfolio composition.

▪	Adjusted EBITDA: Adjusted EBITDA was $138.7 million, a decrease of 7.9% from 2016.

▪	Adjusted FFO per Diluted Share: The Company generated Adjusted FFO per diluted share of $1.04, a 3.7% decline from 2016.
“We were very pleased with the results of our focus on expense controls during the second quarter, as our hotel operating expenses, exclusive of property taxes, decreased by 1.4% on a Same-Property basis,” commented Marcel Verbaas, President and Chief Executive Officer of Xenia. “Meanwhile, our top line performance during the quarter met our expectations, with the impact of the Easter shift into April resulting in a modest RevPAR increase of 0.3% for our Same-Property portfolio excluding our Houston hotels. Our overall Same-Property RevPAR performance was negatively impacted by approximately 170 basis points as a result of market weakness and renovation disruption at our Houston assets. We expect this negative impact to moderate in the second half of the year since year over year comparisons will be easing and the disruptive guestroom renovation at the Westin Galleria has now been completed.”
“Our ability to reduce hotel operating expenses resulted in our Same-Property Hotel EBITDA margin decreasing by only 32 basis points, despite negative RevPAR growth and a 17.7% increase in property taxes partially due to tax refunds received in the second quarter of 2016. We believe this is a testament to our asset management capability as well as the success of our property optimization process.”
“We maintained our disciplined focus on capital allocation during the quarter, with the previously announced acquisition of Hyatt Regency Grand Cypress in Orlando and the disposition of six select service hotels further refining and upgrading our portfolio,” Mr. Verbaas continued. “We have preserved our strong balance sheet position and look forward to continuing our positive portfolio momentum in the months ahead.”

Operating Results
The Company’s results include the following:

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders	$69,418	$25,768	169.4%	$77,531	$16,851	360.1%
Net income per share available to common stockholders	$0.65	$0.24	170.8%	$0.72	$0.15	380.0%

Same-Property Number of Hotels	37	37	—	37	37	—
Same-Property Number of Rooms	10,775	10,792	(17)	10,775	10,792	(17)
Same-Property Occupancy	78.8%	80.0%	(120 bps)	76.6%	76.6%	2 bps
Same-Property Average Daily Rate	$210.89	$210.64	0.1%	$208.21	$206.90	0.6%
Same-Property RevPAR	$166.18	$168.51	(1.4)%	$159.52	$158.48	0.7%
Same-Property Hotel EBITDA(1)	$84,834	$86,483	(1.9)%	$154,902	$152,296	1.7%
Same-Property Hotel EBITDA Margin(1)	34.2%	34.5%	(32 bps)	32.2%	31.9%	33 bps

Total Portfolio Number of Hotels(2)	37	46	(9)	37	46	(9)
Total Portfolio Number of Rooms(2)	10,775	11,594	(819)	10,775	11,594	(819)
Total Portfolio RevPAR(3)	$164.10	$162.72	0.8%	$155.72	$150.53	3.4%

Adjusted EBITDA(1)	$79,576	$87,999	(9.6)%	$138,685	$150,531	(7.9)%
Adjusted FFO(1)	$63,324	$70,247	(9.9)%	$110,929	$117,323	(5.5)%
Adjusted FFO per diluted share	$0.59	$0.65	(9.2)%	$1.04	$1.08	(3.7)%
"Same-Property” includes all hotels owned as of June 30, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth and Hyatt Regency Grand Cypress, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented.

(1)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(2)	As of end of periods presented.

(3)	Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
Transactions:
As previously disclosed, in April the Company sold the 122-room Courtyard Birmingham Downtown at UAB for a sale price of $30 million.
In May, the Company completed the acquisition of the 815-room Hyatt Regency Grand Cypress in Orlando, Florida for a purchase price of $205.5 million.
In June, the Company completed the sale of a five hotel portfolio including the 203-room Courtyard Fort Worth Downtown/Blackstone, the 123-room Courtyard Kansas City Country Club Plaza, the 182-room Courtyard Pittsburgh Downtown, the 116-room Hampton Inn & Suites Baltimore Inner Harbor, and the 188-room Residence Inn Baltimore Downtown/Inner Harbor, for total consideration of $163 million.

Subsequent to quarter end, in July, the Company sold the 219-room Marriott West Des Moines for a sale price of $19 million.
“The sale of the Marriott West Des Moines represents a continuation of our capital recycling efforts and refinement of our portfolio,” said Mr. Verbaas. “Including this hotel, we have sold seven hotels for total consideration of $212 million this year. We are excited to have effectively replaced these assets through the addition of Hyatt Regency Grand Cypress, a hotel that we believe has significant upside through improved operations and targeted capital investments.  Since our listing in early 2015, we have now completed over $1.2 billion of acquisitions and dispositions that have significantly improved the quality of our portfolio.”
Financings and Balance Sheet
In April, the Company closed a $115 million fixed rate mortgage loan collateralized by the Marriott San Francisco Airport Waterfront. The loan bears an interest rate of 4.63% and matures in May 2027.
Also in April, the Company paid off the $45 million mortgage loan collateralized by the Residence Inn Denver City Center and the $27 million mortgage loan collateralized by the Bohemian Hotel Savannah Riverfront. In May, the Company paid off the $55 million mortgage loan collateralized by the Fairmont Dallas. With these pay offs, the Company has addressed all maturities through 2018.
As of June 30, 2017, the Company had total outstanding debt of $1.1 billion with a weighted average interest rate of 3.70%. In addition, the Company had $201.8 million of cash and cash equivalents, and full availability on its $400 million senior unsecured credit facility. Total net debt to trailing twelve month Corporate EBITDA (as defined in Section 1.01 of the Company's unsecured credit facility) was 3.2x.
Capital Expenditures
During the three and six months ended June 30, 2017 the Company invested $16 million and $31 million in its portfolio, respectively.
The Company has now completed the guestroom renovation at the Westin Galleria Houston, and began the renovation of the lobby and transformation of the 24th floor meeting space to include a new fitness center and club lounge. Also during the quarter, the Company added one key to the now 85-room RiverPlace Hotel in Portland.
Additionally, the Company made significant progress in the planning of several renovations expected to commence in the second half of the year, including guestroom renovations at the Westin Oaks Houston, Hilton Garden Inn Washington D.C., Hotel Monaco Denver, Hotel Monaco Chicago, Lorien Hotel & Spa, Residence Inn Denver City Center, and Marriott Chicago at Medical District/UIC, as well as meeting space renovations at Hyatt Regency Santa Clara and Loews New Orleans, a lobby and great room transformation at the Marriott San Francisco Airport Waterfront, and restaurant renovations at Hotel Monaco Chicago and RiverPlace Hotel.
Share Repurchases
During the second quarter, the Company repurchased a total of 132,843 shares of common stock for total consideration of $2.3 million.
Year to date through August 4, 2017, the Company repurchased a total of 240,352 shares of common stock at a weighted average price of $17.07 per share, for total consideration of $4.1 million. As of August 4, 2017, the Company had approximately $97 million in capacity remaining under its repurchase authorization.

2017 Outlook and Guidance
The Company is updating its guidance for 2017.  The Company's outlook for 2017 is based on the current economic environment, incorporates all expected renovation disruption, and assumes no additional acquisitions, dispositions, equity offerings, or share repurchases. RevPAR change includes all 36 hotels owned as of August 8, 2017.

	2017 Guidance		Variance to Prior Guidance
	Low End	High End	Low End	High End
	($ amounts in millions, except per share data)
Net Income	$88	$98	$52	$49
RevPAR Change	(1.00)%	0.50%	0.75%	0.25%
Adjusted EBITDA	$250	$260	$6	$2
Adjusted FFO	$204	$214	$6	$2
Adjusted FFO per Diluted Share	$1.91	$2.00	$0.06	$0.02
Capital Expenditures	$80	$90	$(5)	$(5)

Additional guidance details:

•
The midpoint of the Company's Adjusted EBITDA guidance was increased due to better than expected food and beverage revenue and hotel operating margin results in the second quarter, and an improved RevPAR outlook for the second half of 2017. The increase was partially offset by the net impact of acquisitions and dispositions completed since the date of prior guidance.

•
The Company projects average RevPAR declines of 6% to 9% at the Company's Houston-area hotels, due to the impact of continued weakness in corporate demand, the addition of new supply, and disruption due to renovations at the Westin Galleria and Westin Oaks. The Company's Houston-area hotels are expected to negatively impact portfolio RevPAR change by approximately 70 basis points.

•	Disruption due to renovations is expected to negatively impact portfolio RevPAR change by approximately 50 basis points.

•	General and administrative expense of $22 million to $24 million, excluding non-cash share-based compensation.

•	Interest expense of approximately $42 million, excluding non-cash loan related costs.

•	Income tax expense of approximately $6 million.
Second Quarter 2017 Earnings Call
The Company will conduct its quarterly conference call on Tuesday, August 8, 2017 at 11:00 AM eastern time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service and lifestyle hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 36 hotels, including 34 wholly owned hotels, comprising 10,556 rooms, across 17 states and the District of Columbia. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott®, Hyatt®, Kimpton®, Aston®, Fairmont®, Hilton®, and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, and Davidson Hotels & Resorts. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of

1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Net Income, Adjusted EBITDA, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, and (xiv) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Contact:
Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 246-8111
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Consolidated Balance Sheets
As of June 30, 2017 and December 31, 2016
($ amounts in thousands, except per share data)

	June 30, 2017	December 31, 2016
Assets	(Unaudited)
Investment properties:
Land	$335,805	$331,502
Buildings and other improvements	2,708,251	2,732,062
Total	$3,044,056	$3,063,564
Less: accumulated depreciation	(593,508)	(619,975)
Net investment properties	$2,450,548	$2,443,589
Cash and cash equivalents	201,815	216,054
Restricted cash and escrows	65,778	70,973
Accounts and rents receivable, net of allowance for doubtful accounts	36,364	22,998
Intangible assets, net of accumulated amortization of $4,785 and $4,324, respectively	75,761	76,912
Other assets	26,574	29,819
Assets held for sale	17,243	—
Total assets (including $72,940 and $74,440, respectively, related to consolidated variable interest entities)	$2,874,083	$2,860,345
Liabilities
Debt, net of loan discounts and unamortized deferred financing costs	$1,063,442	$1,077,132
Accounts payable and accrued expenses	71,871	71,955
Distributions payable	29,893	29,881
Other liabilities	35,224	29,810
Liabilities associated with assets held for sale	1,478	—
Total liabilities (including $46,804 and $47,828, respectively, related to consolidated variable interest entities)	$1,201,908	$1,208,778
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 106,725,643 and 106,794,788 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	1,068	1,068
Additional paid in capital	1,922,785	1,925,554
Accumulated other comprehensive income	4,845	5,009
Accumulated distributions in excess of net earnings	(283,449)	(302,034)
Total Company stockholders' equity	$1,645,249	$1,629,597
Non-controlling interests	26,926	21,970
Total equity	$1,672,175	$1,651,567
Total liabilities and equity	$2,874,083	$2,860,345

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income
For the Three and Six Months Ended June 30, 2017 and 2016
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Rooms revenues	$164,868	$180,977	$309,319	$340,295
Food and beverage revenues	66,552	66,329	128,376	129,797
Other revenues	12,972	14,072	25,157	26,321
Total revenues	$244,392	$261,378	$462,852	$496,413
Expenses:
Rooms expenses	35,349	38,183	68,979	74,958
Food and beverage expenses	41,798	42,009	80,982	84,242
Other direct expenses	3,303	4,086	6,309	8,051
Other indirect expenses	55,292	57,914	108,330	115,881
Management and franchise fees	11,722	13,780	23,100	26,027
Total hotel operating expenses	$147,464	$155,972	$287,700	$309,159
Depreciation and amortization	36,625	38,318	73,104	77,270
Real estate taxes, personal property taxes and insurance	10,696	10,542	22,056	22,575
Ground lease expense	1,409	1,402	2,785	2,755
General and administrative expenses	7,993	7,674	16,605	18,298
Acquisition transaction costs	1,260	6	1,265	146
Provision for asset impairment	—	2,396	—	9,991
Total expenses	$205,447	$216,310	$403,515	$440,194
Operating income	$38,945	$45,068	$59,337	$56,219
Gain (loss) on sale of investment properties	49,176	(90)	49,176	792
Other income	186	94	338	178
Interest expense	(11,146)	(12,801)	(21,297)	(25,640)
Loss on extinguishment of debt	(274)	(35)	(274)	(4,778)
Net income before income taxes	$76,887	$32,236	$87,280	$26,771
Income tax expense	(5,889)	(6,095)	(8,055)	(9,800)
Net income	$70,998	$26,141	$79,225	$16,971
Non-controlling interests in consolidated real estate entities	(126)	(43)	(54)	120
Non-controlling interests of common units in Operating Partnership	(1,454)	(330)	(1,640)	(240)
Net income attributable to non-controlling interests	$(1,580)	$(373)	$(1,694)	$(120)
Net income attributable to common stockholders	$69,418	$25,768	$77,531	$16,851

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income - Continued
For the Three and Six Months Ended June 30, 2017 and 2016
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Basic and diluted earnings per share
Net income per share available to common stockholders	$0.65	$0.24	$0.72	$0.15
Weighted average number of common shares (basic)	106,769,003	107,936,336	106,806,664	108,813,649
Weighted average number of common shares (diluted)	107,005,884	108,048,155	107,033,619	108,910,761

Comprehensive Income:
Net income	$70,998	$26,141	$79,225	$16,971
Other comprehensive income (loss):
Unrealized loss on interest rate derivative instruments	(2,815)	(5,286)	(1,672)	(15,645)
Reclassification adjustment for amounts recognized in net income (interest expense)	693	973	1,505	1,898
	$68,876	$21,828	$79,058	$3,224
Comprehensive (income) loss attributable to non-controlling interests:
Non-controlling interests in consolidated real estate entities	(126)	(43)	(54)	120
Non-controlling interests of common units in Operating Partnership	(1,411)	(274)	(1,637)	(61)
Comprehensive (income) loss attributable to non-controlling interests	$(1,537)	$(317)	$(1,691)	$59
Comprehensive income attributable to the Company	$67,339	$21,511	$77,367	$3,283

Non-GAAP Financial Measures
The Company considers the following useful non-GAAP financial measures to investors as key supplemental measures of operating performance: EBITDA, Adjusted EBITDA, Same Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization, as well as similar adjustments for unconsolidated partnership and joint ventures. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs. The Company presents EBITDA attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand EBITDA attributable to all common stock and Operating Partnership units.
The Company further adjusts EBITDA for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation, the cumulative effect of changes in accounting principles, impairment of real estate assets, and other costs it believes do not represent recurring operations and are not indicative of the performance of its underlying hotel property entities. The Company believes Adjusted EBITDA provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Hotel EBITDA and Hotel EBITDA Margin
The Company calculates Hotel EBITDA in accordance with the current edition of USALI, which is defined as net income or loss (calculated in accordance with GAAP) after adding back replacement reserves. Hotel EBITDA Margin is calculated by dividing Hotel EBITDA by Total Revenues.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its

Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to all common stock and Operating Partnership units.
The Company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO such as hotel property acquisition and pursuit costs, amortization of debt origination costs and share-based compensation, and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.
Adjusted FFO per diluted share
The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO for the respective period by the diluted weighted average number of common stock shares for the corresponding period.  The Company’s diluted weighted average number of common shares outstanding is calculated by taking the weighted average of the common stock outstanding for the respective period plus the effect of any dilutive securities.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Same-Property Hotel EBITDA
For the Three and Six Months Ended June 30, 2017 and 2016
(Unaudited)
($ amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$70,998	$26,141	$79,225	$16,971
Adjustments:
Interest expense	11,146	12,801	21,297	25,640
Income tax expense	5,889	6,095	8,055	9,800
Depreciation and amortization related to investment properties	36,522	38,318	72,881	77,270
Non-controlling interests in consolidated real estate entities	(126)	(43)	(54)	120
Adjustments related to non-controlling interests in consolidated real estate entities	(330)	(314)	(652)	(625)
EBITDA attributable to common stock and unit holders	$124,099	$82,998	$180,752	$129,176
Reconciliation to Adjusted EBITDA and Same-Property Hotel EBITDA
Impairment of investment properties	—	2,396	—	9,991
(Gain) loss on sale of investment property	(49,176)	90	(49,176)	(792)
Loss on extinguishment of debt	274	35	274	4,778
Acquisition transaction costs	1,260	6	1,265	146
Amortization of share-based compensation expense	2,951	2,307	5,182	5,004
Amortization of above and below market ground leases and straight-line rent expense	168	167	388	338
Management transition and severance expenses	—	—	—	1,890
Adjusted EBITDA attributable to common stock and unit holders	$79,576	$87,999	$138,685	$150,531
Corporate expenses	5,505	5,703	12,134	11,868
Income from sold properties	(4,283)	(11,096)	(7,477)	(20,419)
Pro forma hotel level adjustments, net(1)	4,036	3,877	11,560	10,316
Same-Property Hotel EBITDA attributable to common stock and unit holders	$84,834	$86,483	$154,902	$152,296

(1)
Same-Property Hotel EBITDA adjusted to include the results of the Hotel Commonwealth and Hyatt Regency Grand Cypress for periods prior to Company ownership, and exclude the NOI guaranty payment at the Andaz San Diego.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three and Six Months Ended June 30, 2017 and 2016
(Unaudited)
($ amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$70,998	$26,141	$79,225	$16,971
Adjustments:
Depreciation and amortization related to investment properties	36,522	38,318	72,881	77,270
Impairment of investment property	—	2,396	—	9,991
Gain (loss) on sale of investment property	(49,176)	90	(49,176)	(792)
Non-controlling interests in consolidated real estate entities	(126)	(43)	(54)	120
Adjustments related to non-controlling interests in consolidated real estate entities	(226)	(224)	(451)	(448)
FFO attributable to common stock and unit holders	$57,992	$66,678	$102,425	$103,112
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	274	35	274	4,778
Acquisition transaction costs	1,260	6	1,265	146
Loan related costs(1)	683	1,058	1,402	2,062
Adjustment related to non-controlling interests loan related costs	(4)	(4)	(7)	(7)
Amortization of share-based compensation expense	2,951	2,307	5,182	5,004
Amortization of above and below market ground leases and straight-line rent expense	168	167	388	338
Management transition and severance expenses	—	—	—	1,890
Adjusted FFO attributable to common stock and unit holders	$63,324	$70,247	$110,929	$117,323

(1)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDA
for Current Full Year 2017 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$93
Adjustments:
Depreciation and amortization related to investment properties	149
Interest expense	45
Income tax expense	6
Adjustments related to non-controlling interests	(1)
EBITDA attributable to common stock and unit holders	$292
(Gain) loss on sale of investment property	(49)
Amortization of share-based compensation expense	10
Other(1)	2
Adjusted EBITDA attributable to common stock and unit holders	$255

(1) Includes amortization of above and below market ground leases and straight-line rent, acquisition and pursuit costs, and loss on extinguishment of debt.

Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2017 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$93
Adjustments:
Depreciation and amortization related to investment properties	149
(Gain) loss on sale of investment property	(49)
Adjustments related to non-controlling interests	(1)
FFO attributable to common stock and unit holders	$192
Amortization of share-based compensation expense	10
Other(2)	7
Adjusted FFO attributable to common stock and unit holders	$209

(2) Includes amortization of above and below market ground leases and straight-line rent, acquisition and pursuit costs, loss on extinguishment of debt, and loan related costs.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Initial Maturity Date	Fully Extended Maturity Date(2)	Outstanding as of June 30, 2017

Hotel Monaco Denver	Fixed(3)	2.98%		January 2019	January 2020	$41,000
Andaz Napa	Fixed(3)	2.99%		March 2019	March 2020	38,000
Marriott Charleston Town Center	Fixed	3.85%		July 2020	July 2020	16,157
Grand Bohemian Hotel Charleston (VIE)	Variable	3.73%		November 2020	November 2020	19,321
Loews New Orleans Hotel	Variable	3.58%		February 2019	November 2020	37,500
Grand Bohemian Hotel Mountain Brook (VIE)	Variable	3.73%		December 2019	December 2020	25,558
Andaz Savannah	Variable	3.23%		January 2019	January 2021	21,500
Hotel Monaco Chicago	Variable	3.48%		January 2019	January 2021	21,644
Westin Galleria Houston & Westin Oaks Houston at The Galleria	Variable	3.73%		May 2019	May 2021	110,000
Marriott Dallas City Center	Fixed(3)	4.05%		January 2022	January 2022	51,000
Hyatt Regency Santa Clara	Fixed(3)	3.81%		January 2022	January 2022	90,000
Hotel Palomar Philadelphia	Fixed(3)	4.14%		January 2023	January 2023	60,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025	November 2025	63,000
Grand Bohemian Hotel Orlando	Fixed	4.53%		March 2026	March 2026	60,000
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	May 2027	115,000
Total Mortgage Loans		3.95%	(4)			$769,680
Mortgage Loan Discounts, net(5)						(286)
Unamortized Deferred Financing Costs, net						(5,952)
Senior Unsecured Credit Facility	Variable	2.73%		February 2019	February 2020	—
Term Loan $175M	Partially Fixed(6)	2.74%		February 2021	February 2021	175,000
Term Loan $125M	Partially Fixed(6)	3.53%		October 2022	October 2022	125,000
Total Debt, net of mortgage loan discounts and unamortized deferred financing costs		3.70%	(4)			$1,063,442

(1)	Variable index is one month LIBOR. Interest rates as of June 30, 2017.

(2)
The majority of loans require minimum Debt Service Coverage Ratio and/or Loan to Value maximums in order to be extended. If the requirements are met, loan extension is at the discretion of Xenia and may require payment of an extension fee.

(3)	A variable interest loan for which the interest rate has been fixed for the entire term.

(4)	Weighted average interest rate.

(5)	Loan discounts upon issuance of new mortgage loan or modification.

(6)	A variable interest loan for which LIBOR has been fixed for the entire term. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three and Six Months Ended June 30, 2017 and 2016
($ amounts in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Revenues:
Room revenues	$163,000	$165,481	(1.5)%	$311,353	$311,227	—%
Food and beverage revenues	71,393	70,723	0.9%	142,797	139,279	2.5%
Other revenues	13,732	14,383	(4.5)%	26,224	26,709	(1.8)%
Total revenues	$248,125	$250,587	(1.0)%	$480,374	$477,215	0.7%

Expenses:
Room expenses	$35,477	$36,169	(1.9)%	$70,372	$70,641	(0.4)%
Food and beverage expenses	45,057	45,280	(0.5)%	89,686	90,273	(0.7)%
Other direct expenses	3,547	4,420	(19.8)%	6,890	8,527	(19.2)%
Other indirect expenses	55,568	54,995	1.0%	110,874	109,296	1.4%
Management and franchise fees	11,256	11,972	(6.0)%	22,579	22,748	(0.7)%
Real estate taxes, personal property taxes and insurance	11,133	10,039	10.9%	22,597	21,032	7.4%
Ground lease expense	1,253	1,229	2.0%	2,474	2,402	3.0%
Total hotel operating expenses	$163,291	$164,104	(0.5)%	$325,472	$324,919	0.2%

Hotel EBITDA	$84,834	$86,483	(1.9)%	$154,902	$152,296	1.7%
Hotel EBITDA Margin	34.2%	34.5%	(32 bps)	32.2%	31.9%	33 bps

(1)
“Same-Property” includes all hotels owned as of June 30, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth and Hyatt Regency Grand Cypress, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented.

Xenia Hotels & Resorts, Inc.
Portfolio Data by Market
As of June 30, 2017(1)

		As of June 30, 2017
Market(2)	% of Hotel EBITDA(3)	Number of Hotels	Number of Rooms
Houston, TX	10%	3	1,218
Orlando, FL	9%	3	1,177
San Francisco/San Mateo, CA	8%	1	688
Dallas, TX	7%	2	961
Oahu Island, HI	6%	1	645
Boston, MA	6%	2	466
San Jose/Santa Cruz, CA	6%	1	505
Denver, CO	5%	2	417
California North	5%	2	416
Atlanta, GA	5%	1	522
Washington, DC-MD-VA	4%	2	407
Other	29%	17	3,353
Total	100%	37	10,775

(1)
"Same-Property” includes all hotels owned as of June 30, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth and Hyatt Regency Grand Cypress, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented.

(2)	As defined by STR, Inc.

(3)	Percentage of 2016 Hotel EBITDA. Includes periods prior to the Company's ownership of Hotel Commonwealth in Boston, MA and Hyatt Regency Grand Cypress in Orlando, FL.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Market
For the Three and Six Months Ended June 30, 2017 and 2016

	Three Months Ended			Three Months Ended
	June 30, 2017			June 30, 2016			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Houston, TX	60.6%	$183.24	$110.97	70.9%	$192.14	$136.28	(18.6)%
Orlando, FL	80.5%	186.88	150.44	77.9%	188.26	146.70	2.5%
San Francisco/San Mateo, CA	89.6%	217.85	195.10	88.0%	234.36	206.19	(5.4)%
Dallas, TX	64.3%	185.78	119.46	68.8%	193.56	133.21	(10.3)%
Oahu Island, HI	88.0%	158.55	139.45	89.2%	157.83	140.82	(1.0)%
Boston, MA	89.0%	315.02	280.44	87.9%	300.59	264.29	6.1%
San Jose/Santa Cruz, CA	81.3%	255.95	208.14	84.8%	241.64	204.84	1.6%
Denver, CO	89.8%	198.59	178.37	88.6%	203.28	180.06	(0.9)%
California North	79.3%	308.25	244.51	70.4%	291.37	205.22	19.1%
Atlanta, GA	81.5%	153.04	124.73	78.8%	147.27	115.99	7.5%
Washington, DC-MD-VA	91.5%	263.67	241.30	93.8%	263.47	247.20	(2.4)%
Other	81.1%	217.30	176.24	82.1%	216.81	178.02	(1.0)%
Total	78.8%	$210.89	$166.18	80.0%	$210.64	$168.51	(1.4)%

	Six Months Ended			Six Months Ended
	June 30, 2017			June 30, 2016			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Houston, TX	65.2%	$193.07	$125.94	70.7%	$194.01	$137.12	(8.2)%
Orlando, FL	81.1%	203.89	165.32	79.4%	201.18	159.75	3.5%
San Francisco/San Mateo, CA	85.6%	228.57	195.62	84.5%	237.99	201.09	(2.7)%
Dallas, TX	66.3%	191.93	127.23	67.0%	196.99	131.97	(3.6)%
Oahu Island, HI	85.9%	162.98	140.00	88.1%	161.49	142.25	(1.6)%
Boston, MA	79.4%	267.72	212.46	77.3%	264.19	204.14	4.1%
San Jose/Santa Cruz, CA	77.9%	261.27	203.46	80.5%	251.90	202.88	0.3%
Denver, CO	82.6%	187.07	154.60	80.7%	190.71	153.86	0.5%
California North	74.6%	269.60	201.04	62.8%	257.71	161.81	24.2%
Atlanta, GA	81.0%	153.61	124.44	78.7%	148.28	116.68	6.7%
Washington, DC-MD-VA	87.0%	252.71	219.89	87.5%	238.06	208.23	5.6%
Other	76.8%	211.02	162.02	76.9%	209.69	161.20	0.5%
Total	76.6%	$208.21	$159.52	76.6%	$206.90	$158.48	0.7%

(1) “Same-Property” includes all hotels owned as of June 30, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth and Hyatt Regency Grand Cypress, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented.
(2) As defined by STR, Inc. Market rank based on Portfolio Data by Market as presented on prior page.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2017	2017	2017	2017	2017

Occupancy	74.4%	78.8%	—	—	—
ADR	$205.33	$210.89	—	—	—
RevPAR	$152.78	$166.18	—	—	—

Hotel Revenues	$232,249	$248,125	—	—	—
Hotel EBITDA	$70,068	$84,834	—	—	—
Hotel EBITDA Margin	30.2%	34.2%	—	—	—

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2016	2016	2016	2016	2016

Occupancy	73.2%	80.0%	78.5%	71.3%	75.7%
ADR	$202.82	$210.64	$201.43	$200.50	$203.96
RevPAR	$148.45	$168.51	$158.20	$142.88	$154.49

Hotel Revenues	$226,628	$250,587	$229,574	$222,042	$928,831
Hotel EBITDA	$65,813	$86,483	$70,900	$65,854	$289,050
Hotel EBITDA Margin	29.0%	34.5%	30.9%	29.7%	31.1%

(1)
“Same-Property” includes all hotels owned as of June 30, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth and Hyatt Regency Grand Cypress, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented.